Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF "MCI INCOME FUND V, LLC", FILED IN THIS OFFICE ON THE FOURTH DAY OF NOVEMBER, A.D. 2020, AT 4:56 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

4055121 8100
SR# 20208221350

Authentication: 204015917
Date: 11-05-20

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:56 P 1 11/04/2020
FILED 04:56 PM 11/04/2020
SR 20208221350 - FileNumber 405512

STATE OF DELAWARE
CERTIFICATE OF FORMATION
OF
MCI Income Fund V, LLC

Pursuant to Section 18-201 of the De]aware Limited Liability Company Act:

1. The name of the limited liability company is MCI Income Fund V. LLC (the "Company").

2. The street address of the registered office of the Company is 1675 South State Street, Suite B, in the City of Dover, DE, Zip Code 19901. The name of the registered agent, for service of process in the State of Delaware at such address, is Capitol Services, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of November 4, 2020.

Stacy M. Grace
Authorized Person